EXHIBIT 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of March 24, 2021, Co-Diagnostics, Inc. (“Co-Diagnostics” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.001 per share (“Common Stock”). The Company’s Common stock is listed on NASDAQ Capital Markets under the symbol “CODX” since July 12, 2017.

The following description of our capital stock summarizes certain provisions of articles of incorporation, as amended (the “Articles of Incorporation”), our bylaws (the “Bylaws”), and applicable provisions of law. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles of Incorporation and our Bylaws, including the definitions therein of certain terms, and all of the applicable provisions of law. Copies of our Articles of Incorporation and our Bylaws are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K.

References in this Exhibit to the “Company,” “us,” “we,” and “our” are solely to Co-Diagnostics, Inc. and not to any of its subsidiaries, unless the context requires otherwise.

DESCRIPTION OF COMMON STOCK

Authorized Capital Stock

Pursuant to our Articles of Incorporation, our authorized capital stock presently consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of March 24, 2021, there were 28,665,714 shares of Common Stock, par value $0.001 per share, outstanding.

Common Stock

Fully Paid and Non-Assessable Shares; No Liability for Corporate Obligations

All of the outstanding shares of Common Stock are fully paid and non-assessable. A share of Common Stock is fully paid and non-assessable if such share has been issued for consideration legally permissible under the Utah Revised Business Corporation Act with a value at least equal to the par value per share of Common Stock. Holders of fully paid and non-assessable shares of the Common Stock will not be liable for any obligations or liabilities of the Company that the Company may fail to discharge.

Voting Rights

Each holder of shares of Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. Except as noted below or as otherwise required by the Utah Revised Business Corporation Act, the vote of shareholders is required to decide any matter brought before a shareholder meeting at which a quorum is present. The holders of a majority of the outstanding shares of our stock must approve any amendments to our Articles of Incorporation, any merger or consolidation to which we are a party (other than parent-subsidiary mergers), any sale of all or substantially all of our assets or our dissolution as a corporation. Our shareholders do not have cumulative voting rights as to the election of directors.

Dividends

Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, the holders of shares of Common Stock are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.

We have never declared or paid any cash dividends on our capital stock. The payment of dividends on our Common Stock in the future will depend on our earnings, capital requirements, operating and financial condition, and such other factors as our board of directors may consider appropriate. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Common Stock in the foreseeable future.

Liquidation Distributions

Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, upon our liquidation, dissolution, or winding-up, and after payment of all prior claims against our assets and our outstanding obligations, the holders’ shares of Common Stock will be entitled to receive, pro rata, all of our remaining assets.

Preemptive, Conversion, Redemption, or Similar Rights

The holders of shares of Common Stock are not entitled to any preemptive or other similar rights to subscribe for or acquire additional shares of Common Stock or any other securities of the Company. The shares of Common Stock are not subject to conversion or redemption by the Company and the holders of shares of Common Stock do not have any right or option to convert such shares into any other security or property of the Company or to cause the Company to redeem such shares of Common Stock. There are no sinking fund provisions applicable to the Common Stock.

Listing

Shares of the Common Stock are listed for trading on the NASDAQ Capital Markets under the symbol “CODX.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is VStock Transfer Company, Inc. located at 18 Lafayette Pl, Woodmere, New York 11598. Its telephone number is (212) 828-8436.

Preferred Stock

Shares of our preferred stock are NOT listed for trading. The description herein is provided solely to show the potential effect on our Common Stock.

Our Articles of Incorporation authorizes 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which 30,000 have been designated as Series A Convertible Preferred Stock.

All 30,000 previously outstanding shares of Series A Preferred Stock were converted into Common Stock during 2020 and 2019. The board of directors of the Company may provide for the issue of any or all of the unissued and undesignated shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such shares and as may be permitted by law, without shareholder approval.

Our board of directors has the right to establish one or more series of preferred stock without shareholder approval. Unless required by law or by any stock exchange on which our Common Stock is listed, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our shareholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of our company;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

●	the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution, or winding-up, which may include provisions that such series will rank senior to our Common Stock with respect to dividends and those distributions;

●	restrictions on the issuance of shares of the same series or any other class or series; or

●	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of Common Stock and the likelihood that shareholders will receive dividend payments and payments upon our liquidation, dissolution, or winding up. The issuance of preferred stock could also have the effect of delaying, deferring, or preventing a change in control of us.

If we issue shares of preferred stock, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.